News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express to Acquire Largest U.S. Franchisee Network of
Independent Commercial Cardlock Fueling Providers
Agreement to Acquire Pacific Pride Will Expand Presence in Distributor
Channel
In Conjunction with Announcement of Fourth-Quarter Financial Results, Wright Express
to Discuss Transaction on Conference Call at 10:00 a.m. ET Today
SOUTH PORTLAND, MAINE – February 6, 2008 – Wright Express Corporation (NYSE: WXS) today announced that it has entered into a definitive asset purchase agreement to acquire certain assets of privately held Pacific Pride Services, Inc. for approximately $32 million in cash, financed through the Company’s existing credit facility. The transaction is expected to close before the end of the first quarter of 2008.
The U.S. fleet fuel distributor channel represents an important strategic growth opportunity for Wright Express. As a result of the acquisition, Wright Express expects to increase its penetration of the distributor channel by leveraging Pacific Pride’s local market presence and brand recognition, as well as its platform and products for commercial vehicle fleets.
Pacific Pride’s franchise network encompasses over 330 independent fuel franchisees. The company’s network of independent commercial cardlock fueling sites processes approximately 32 million fleet card transactions annually. Pacific Pride was founded in 1984 and is headquartered in Salem, Oregon.
Pacific Pride franchisees issue their own Pacific Pride commercial fueling cards to fleet customers. These cards provide access to fuel at more than 1,000 Pacific Pride and strategic partner locations in the U.S. and Canada. Pacific Pride provides a variety of services to franchisees including training, marketing, advertising, network operations and financial settlement between franchisees.
Pacific Pride generates approximately 80% of its revenue from transaction fees. Revenues for 2007 were approximately $7 million. Wright Express expects the acquisition to be accretive to non-GAAP earnings in the first 12 months of combined operations and to have no impact on the Company’s margins. The deal is expected to be accretive on a non-GAAP basis in 2008.
Management Comments
“Over the past two years Wright Express has made a large investment in developing a state-of-the-art distributor payment processing and information platform for Pacific Pride,

and we are pleased to be taking this relationship to the next level,” said Michael Dubyak, president and chief executive officer of Wright Express. “A pioneer in card lock fueling, Pacific Pride has built a great reputation for service and a broad nationwide network of fueling sites.”
“Pacific Pride’s distributor value proposition – strong industry relationships, exceptional security and outstanding reporting capabilities – is a great strategic fit for us,” Dubyak said. “The Pacific Pride platform and product set, which Wright Express has now enhanced, will provide us with immediate access to a broader universe of fuel marketers and enhanced pricing and settlement capabilities. This should strengthen our relationships with distributors and the small fleets they serve, accelerating our strategic initiatives in these key markets.”
“Additionally, the more than 330 independent distributors in Pacific Pride’s franchisee network represent an important cross-selling opportunity for our new TelaPoint business,” said Dubyak. “Every one of these Pacific Pride franchisees manages fuel storage tanks at their retail and bulk sites, and TelaPoint offers a browser-based solution for fuel purchasing and inventory management. The potential to provide fuel distributors with a comprehensive product – from fuel inventory management on the wholesale end to fleet payment processing and purchasing controls on the retail end – is an exciting development for Wright Express.”
David Harris, President of Pacific Pride said, “As part of the Wright Express organization, Pacific Pride will benefit from increased site coverage and better access to the technology, services and fleet products offered by Wright Express, which in turn should enhance franchisee network growth. Our existing agreements and relationships with Pacific Pride franchisees will remain in effect. We expect to remain based in Salem, Oregon and to continue offering and supporting all of our current card products. We look forward with great excitement to joining forces with Wright Express and creating added value for the customers of both companies.”
Conference Call Details
Wright Express will host a conference call today, February 6, 2008, at 10:00 a.m. (ET) to discuss the Company’s fourth-quarter 2007 financial results and the Pacific Pride acquisition. A live webcast of this conference call will be available at the “Investor Relations” section of the Company’s website (www.wrightexpress.com). The live conference call also can be accessed by dialing (877) 440-5803 or (719) 325-4884. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.5 million vehicles. The Company markets its payment processing services directly and is an outsourcing provider for more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit wrightexpress.com.
This press release contains forward-looking statements, including statements regarding: our intention to complete the acquisition of Pacific Pride Services, Inc. and timing related to the closing; the importance of the distributor channel as a strategic growth opportunity and expectation regarding the manner in which this acquisition will allow access to distributors; expectations regarding the accretive nature of the acquisition and its impact on our margins; beliefs with respect to the strategic fit of Pacific Pride Services, Inc.; and the benefits to Pacific Pride Services, Inc. from this acquisition. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: consummation of the Pacific Pride Services, Inc. transaction; achievement of the expected benefits of the acquisition of Pacific Pride Services, Inc.; volatility in fuel prices; first-quarter and full-year 2008 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2007, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.